Exhibit 10.18

SERVICE DELIVERY AGREEMENT

THIS SERVICES AGREEMENT is made as of the 5th day of October, 2020 B E T W E E N:

Canopy Growth USA, LLC

35715 US-40 STE D102

Evergreen, CO 80439

(hereinafter referred to as the "Company")

and -

Brand House Group, N.A. Corporation 151 N. Nob Hill Road Ste 392 Plantation, FL. 33324

(hereinafter referred to as the "Contractor")

and -

Julious Grant

(hereinafter referred to as the "Principal")

RECITALS:

WHEREAS Company is a wholly owned subsidiary of Canopy Growth Corporation

("Growth"), a corporation, incorporated pursuant to the laws of Canada;

AND WHEREAS Contractor and Growth are parties to a Service Delivery Agreement made as of the 14th day of June, 2020 (the "First Service Delivery Agreement");

AND WHEREAS Company, Contractor, and the Principal (together the "Parties") wish to enter into an agreement pursuant to which Contractor will provide services to Company as hereinafter set forth;

AND WHEREAS the Contractor is in the business of providing commercial leadership and other consulting services to third parties;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby mutually covenant and agree as follows:

1.	SCOPE OF SERVICES
a.

In consideration of Contractor's agreement hereto and the Contractor's performance in accordance herewith, the Company retains the Contractor to provide "Services" as its Chief Commercial Officer, generally consisting of assisting the Company in commercializing strategic opportunities and such other tasks as reasonably assigned by the CEO.

b.	Contractor agrees to perform and carry out faithfully the Services and to comply with all lawful and reasonable instructions as may from time to time be given by the Company with respect to the same.

c.	Contractor shall provide the services contemplated herein in a professional manner in accordance with the highest industry standards and in accordance and compliance with all applicable laws.

d.

Contractor covenants that the only personnel of the Contractor who shall provide Contractor's Services to Company on behalf of the Contractor will be the Principal, or such other personnel of Contractor as may be agreed to by Company, in its sole discretion.

e.

Company agrees that Contractor may provide services to companies other than Company or Growth. Company consents to such fact, provided that Contractor adheres to the provisions of this Agreement concerning CONFIDENTIALITY, NON- DISCLOSURE, NON-COMPETITION, and INTELLECTUAL PROPERTY, and so long as such activity does not conflict or interfere either directly or indirectly with the performance of Principal's delivery of the Services.

For the avoidance of doubt, Contractor's first obligation, including the supply of Principal, is to Company. While Contractor may render services to others, especially including but not limited to Constellation Brands, Inc., Company has the unreserved power to limit the amount of time Contractor allocates to such competing interests.

2.	TERM OF AGREEMENT

By accepting the terms of this Agreement, Contractor and Principal warrant and attest that the First Service Delivery Agreement is terminated by mutual agreement.

While this Agreement replaces the First Service Delivery Agreement in its entirety, the Company confirms that any Directors and Officers Indemnification Agreement, signed by you and Growth, continues in full force and effect.

CONFIDENTIAL

The term of this Agreement shall commence on September 26, 2020, and shall continue thereafter for an indefinite duration until terminated in accordance with the terms of this Agreement or by operation of law.

3.	COMPENSATION
a.

Company shall pay Contractor a fixed fee (the "Monthly Fee") of $41,666.67, exclusive of all applicable taxation, for every whole month in which Contractor provides Services, or is otherwise permitted to abstain from providing Services, to Company. The Monthly Fee shall be prorated for partial months. Company shall pay Contractor each Monthly Fee within ten (10) days of receiving Contractor's invoice.

b.

Contractor shall be permitted to abstain from providing Services to Company, without reduction to the Monthly Fee, for a period of no more than five weeks per year. The periods of time during which Contractor shall be permitted to abstain from providing Services shall be pre-approved by Company.

c.

Contractor shall be eligible to receive an annual short-term incentive ("STI") performance bonus of 75% of the total Monthly Fees received in the previous eligibility period (the "Target Award"), with a payout range of 0-2x the Target Award based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives which have been: (a) developed jointly with the Chief Executive Officer and Chief Financial Officer, and (b) approved by the Board.

d.	Principal shall be eligible to participate in Growth's Amended and Restated Omnibus Incentive Plan, as approved by the Board and as amended from time to time (the "Incentive Plan").

Principal shall be eligible to receive a long-term incentive ("LTI") award equal to 36x the Monthly Fee, which utilizes the Fair Market Value share price (as defined in the Incentive Plan) ("FMV price") on the grant date, 50% of which shall be in the form of stock options ("Options") and 50% of which shall be performance share units ("PSUs"). Any PSUs granted shall be granted as "Performance Awards", as such term is defined in the Incentive Plan. LTI shall vest based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives which have been approved by the Board.

e.

Principal shall be entitled to receive a grant of Options equal to $750,000 USD using the FMV price on the Date of Grant (which shall be set based on the closing price of the Company stock on the effective date of grant), which shall, subject to meeting the conditions set out in i, ii and iii, vest in three equal portions on the 2nd, 3rd and 4th anniversaries of the Date of Grant and have a six-year term (the "Term"). The number of stock options to be granted will be determined by dividing the grant value by the FMV and multiplied by 2 (i.e. each option is worth 50% of the FMV

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price). In addition to the aforementioned time-based vesting, the Options shall also require the following performance objectives to be met in order to vest:

i.	US $250,000 of the Options shall only vest if during any 90-day period during the Term, the Company's average closing stock price on the TSX is equal to or greater than $37.08.
ii.

US $250,000 of the Options shall only vest if as at the end of any fiscal year of the Company during the Term, Audited Annual Revenue of $2.50 billion is achieved by the Company for such fiscal year ended, as confirmed by the auditors of the Company ; and

iii.

US $250,000 of the Options shall only vest if as at the end of any fiscal year of the Company during the Term, a CAD$100M CAET, as defined below is achieved for such fiscal year ended, as confirmed by the auditors of the Company.

Comparable Adjusted EBITDA (CAET) means, for any fiscal year of the Company, Adjusted EBITDA for such fiscal year further adjusted to remove any individual non- core market with negative Adjusted EBITDA outside of the Company's core markets, which for greater certainty are Canada, UK, Germany, Spain, Denmark, Chile and Brazil, as long as the negative Adjusted EBITDA is in-line with the Board approved plan such removed market.

For greater certainty, when used herein Adjusted EBITDA means, for any fiscal year of the Company, earnings before interest, tax, depreciation and amortization of the Company as set forth in the financial statements for the Company for such fiscal year then ended, adjusted to exclude share-based compensation expense, acquisition related costs including SBC, and other non-cash items pursuant to past practices and approved by the Audit Committee of the Board.

4.	EXPENSES

a.

The Contractor shall be responsible for all expenses incurred in the provision of the services contemplated herein with the exception of those pre-approved, as prescribed in the paragraph immediately following.

b.

No expenses will be reimbursed by the Company unless approved in writing by the Supervising Employee in advance (e-mailed acceptable). If approved in advance by the Supervising Employee, any and all requests for reimbursement must be accompanied by receipts. All expenses must be accrued in accordance with the Company's policies in order to qualify for reimbursement. Travel expenses that have been incurred by the Contractor in performance of the Services, which have been approved by the Company and incurred in accordance with Company policy, shall be reimbursed by the Company.

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5.	TERMINATION

Notwithstanding anything herein contained to the contrary, this agreement may be terminated in the following manner:

a.	Termination by the Contractor for Convenience

Contractor may terminate this Agreement for convenience by providing Company not less four (4) weeks' written notice.

At Company's sole option, Company may waive the obligation for Contractor to actively provide Services to Company during the period following the tendering of such notice. If Company elects to exercise its option to waive the obligation to provide Services during the notice period, then Contractor shall only be entitled to the prorated Monthly Fees earned by it through to the date on which Company elects to terminate this Agreement and no more.

b.	Termination by the Company for Convenience

Company shall be permitted to terminate this Agreement for convenience, at will, by providing Contractor with all of, but no more than, the following:

(a)	18x the Monthly Fee;
(b)	1.5x the average actual amounts paid as STI during the prior two years; and
(c)	in addition to (b), pro-rated STI for the year worked to the date on which notice of termination is provided, as calculated in accordance with section 5 of this Agreement.

Contractor and Principal warrant that as a condition of receiving any payments pursuant to the above paragraph 5(b) both shall be required to (a) execute a release in favour of Company, (b) immediately execute written resignations from any position as officer or director of Company, Growth or any of its subsidiaries and affiliates, as well as (c) immediately comply with section 7 of the Intellectual Property and Confidential Information Agreement.

Incentive compensation owing will be calculated and paid out in the usual manner and at the usual time in accordance with the terms of the applicable plan/program then in effect, but subject to the terms and conditions of the applicable plan on termination of this Agreement.

c.	Termination by the Company for Cause

Company may immediately terminate this Agreement for Cause, as hereinafter defined, and provide Contractor with no more than the prorated Monthly Fee accrued through the date of termination. For the purposes of this Agreement, Cause for termination means:

•	failure to devote sufficient time or resources to the delivery of the Services, after being given written notice and thirty (30) days to cure same;
•	a material breach of this Agreement or Company policies;

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•	unacceptable performance standards;
•	theft, dishonesty or falsifying record;
•	intentional destruction, improper use or abuse of Growth property;
•	violence in the workplace;
•	obscene conduct at any Growth premises, on any Growth property, or during Company-related functions at other locations;
•	harassment of co-workers, supervisors, managers, customers, suppliers or other individuals associated with Growth;
•	insubordination or willful refusal to take directions;
•	repeated, unwarranted lateness, absenteeism or failure to report for work; or
•	personal conduct that prejudices Growth's reputation, services or morale.

d.	Termination by Operation of Law

This Agreement may also be terminated by operation of law, in which case Contractor shall be entitled to the receipt of any accrued Monthly Fees through to the date of termination.

e.	Termination by Mutual Agreement

This agreement may be terminated by mutual agreement of the Parties hereto in writing, in which event the Contractor shall continue to accrue and receive compensation through to the date of termination reached pursuant to such mutual agreement and no more.

f.	Duty to Mitigate

None of the provisions of this agreement shall relieve either party from any duty to mitigate any and all damages resulting from the termination of this agreement.

6.	CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETITION

a.

Contractor and Principal each agrees to hold in strict confidence the business and affairs of the Company and each of its customers/clients and all information relating thereto. Contractor and Principal each agrees that during the term of this Agreement or any renewal thereof or at any time thereafter, neither Contractor nor Principal will directly or indirectly disclose to any third party or use for any other purpose than that of the Company, the following:

i.	information disclosed to Contractor by or on behalf of Growth;

ii.	information respecting the identity of any customer/client of Growth;

iii.	information otherwise disclosed to Growth on a confidential basis by third parties;

iv.	information disclosed to Contractor with respect to technical requirements, pricing or timing of any contracts;

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v.	information disclosed to Contractor with respect to Growth's techniques, programs, present or contemplated developments, trade secrets or marketing strategies;

vi.	information otherwise identified to Contractor as confidential information of Growth;

vii.	information which in the reasonable judgment of a person working in the industry would be considered to be confidential; and

viii.	information on the business operations of Growth.

b.	The obligations of confidence described above include, without limiting the generality of the foregoing:

i.

taking every reasonable step to prevent third parties from obtaining, examining and/or making copies of any information, documents or papers (whether in electronic or hard copy form) relating to Growth or its business, prepared by Contractor or that come into Contractor's possession or under Contractor's control by reason of the contract herein;

ii.	using Contractor's best efforts to follow all confidentiality, security and information technology policies of Company; and

iii.

upon termination of this agreement, turning over to the Company all documents or papers (whether in electronic or hard copy form) and any other property or materials in Contractor's possession or under Contractor's control that relate to the business of Growth or its customers/clients.

c.	The obligations of confidence described above do not apply to information which is:

i.	widely and generally available to the public other than by breach of obligations of confidence owned by Contractor;

ii.

rightfully received by Contractor, outside of the course of this agreement, from a third party without confidentiality limitations (as can be demonstrated by Contractor by reference to Company's records);

iii.

independently developed by Contractor without recourse to any confidential information of Company or its customers/clients; (as can be demonstrated by the Contractor by reference to Company's records);

iv.	known to Contractor prior to first receipt of the same in the course of this Agreement (as can be demonstrated by Contractor by reference to Company's records);

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v.

required to be disclosed by law or court order (provided that Contractor used Contractor's best efforts to immediately advise the Company of the demand to disclose such information so that Company can seek appropriate protective orders).

The mingling of confidential information with information that falls within one or more of the exceptions above shall not impair the status of, or obligations of confidence and non-use respecting, the confidential parts.

d.

In light of the nature of Contractor's position and the close relationship that Contractor and Principal will have with Growth's clients, it is important for Company to limit interference with Company's business. Therefore, by their execution of this agreement, Contractor and Principal each agrees that, during the Term and for a period of eighteen (18) months after the engagement of the Contractor ends, however it ends, neither Contractor nor Principal will not work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell cannabis, hemp or CBD or provides cannabis-related, hemp- related, or CBD-related services or products to the Canadian or American public pursuant to a license granted by any government of Canada, United States of America or any province, state, or territory thereof.

It is not Growth's intention to unduly restrict Contractor's employment prospects. Accordingly, Company may agree to waive this provision if Company is able to establish appropriate safeguards to minimize the impact any proposed employment with a competitor will have on the Company and its affiliates' business interests. Any such waiver must be in writing and signed by an authorized representative of the Company.

e.

In recognition of the access Contractor and Principal will have to Growth's processes, employees and clients, Contractor and Principal each agree that during the Term and for a period of eighteen (18) months after the engagement of the Contractor ends, however it ends, they will not, either directly or indirectly, communicate with Growth's employees, clients, or customers for the purpose of inducing them to end their relationship with Growth.

7.	INTELLECTUAL PROPERTY

Company maintains exclusive ownership rights, including copyrights, patents, trademarks, trade names, services, marks, industrial designs, trade secrets and other intellectual property rights, in all software, hardware, technology, business plans, documentation, inventions, copyrightable materials, designs, processes, techniques, works of authorship, and related know-how and any other material or developments that Contractor may conceive of, invent, design, create, author, write, make or reduce to practice while under contract with Company, that relate to or are

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connected with areas of existing or reasonably foreseeable business interests of Company. Contractor acknowledges that all original works of authorship which are made by Contractor (solely or jointly with others) within the scope of the consulting services and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

Contractor agrees to promptly disclose to Company in writing, all patent applications, inventions or improvements that relate to or are connected with areas of existing or reasonably foreseeable business interests of Company that Contractor makes during the Term of this Agreement and within one year after it ends. Any patent applications Contractor files or inventions or improvements Contractor makes within a year after the termination of this Agreement are presumed to relate to existing or reasonably foreseeable business interests of Company, unless Contractor can provide sufficient evidence to the contrary. All such inventions or improvements are the exclusive property of Company and Contractor agrees to assign all rights to them.

Contractor agrees to waive any moral rights it may have in relation to any copyrightable material it creates during the Term of this Agreement and within one year after it ends.

Upon request by Company, either during or after the Term of this Agreement, Contractor agrees to execute any applications, assignments, waivers and other instruments that Company deems necessary to obtain all applicable proprietary rights, without additional compensation.

Contractor's obligations with respect to inventions and improvements are binding on all of its employees, agents, heirs, executors, successors and assigns.

8.	ACKNOWLEDGEMENT AND SURVIVAL

a.

Contractor and Principal acknowledge that a breach of any of the provisions of paragraphs 6 and 7 by Contractor will give rise to irreparable harm and injury non- compensable in damages. Accordingly, Company or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing provision, in addition to any other legal remedies which may be available.

b.

The provisions of this Agreement shall survive the termination of the contractual relationship herein and shall be enforceable notwithstanding the existence of any claim or cause of action of Contractor against Company whether predicated upon this Agreement or otherwise.

c.

If a court of competent jurisdiction would otherwise declare any portions of this paragraph void or unenforceable in the circumstances, such portions of this paragraph shall be reduced in scope, territory and/or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances.

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The portions of this paragraph with respect to scope, territory and duration shall be separate and distinct and fully severable without affecting the enforceability of the entire paragraph.

9.	INDEMNITIES

Contractor will act solely as an independent contractor in the performance of Services hereunder and shall not be deemed by performing the Services to be a partner or employee of, or joint venture participant or in any other relationship with (other than as independent contractor to), Company or any of its affiliates. Neither Company nor any of its affiliates shall control the day-to-day activities of Contractor. Contractor acknowledges that Contractor and Contractor's agents are independent contractors and not employees of Company or any of its affiliates for all purposes, including taxes and labor laws, and that Contractor and Contractor's agents shall not be entitled to any rights or benefits to which employees of Company or its affiliates may be entitled. Except as herein expressly provided, Contractor will be responsible for the payment of all taxes, fees, expenses and other charges arising out of Contractor's activities in connection with this Agreement and the delivery of the Services including, without limitation, federal, state and local income taxes, workers' compensation coverage, unemployment insurance and similar obligations and shall indemnify and hold Company and its affiliates harmless from and against all losses, claims, damages and expenses (including legal fees and expenses) arising out of or relating to any claim or action asserting that Contractor is not an independent contractor or that arises out of or relates to Contractor's breach of any provision of this section.

10.	REPRESENTATIONS AND WARRANTIES

Contractor represents and warrants to Company that:

(a)

all work performed by Contractor for Company shall be original and Contractor is the sole and exclusive owner of deliverables provided by the Contractor in providing the Contractor's Services, subject only to the rights herein assigned;

(b)

Contractor has not previously granted and will not grant any rights or encumbrances to the deliverables provided by the Contractor in providing the Contractor's Services to any third party which are inconsistent with the rights assigned to Company herein;

(c)

each of the Contractor's employees, representatives, partners or agents (if any) who have been or will be involved in the delivery of Contractor's Services, or who will have access to any Confidential Information of Company, including for greater certainty the Principal, will have signed, before beginning such involvement, an agreement with Contractor with respect to proprietary rights, moral rights and confidentiality in a the form of the Confidentiality and Assignment of Property Rights Agreement attached as Schedule "A" hereto, or such other form that is acceptable to Company;

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(d)

entering into and performance of this Agreement does not and will not violate, conflict with or result in a material default under any contract, agreement or encumbrance to which Contractor or any of the Contractor's employees is a party or may become subject or bound, and there are no demands, claims, suits, actions, arbitrations or other proceedings pending or threatened which challenge the ability or right of Contractor or the Principal to perform any of Contractor's obligations hereunder;

(e)

the performance of Contractor's Services and any work product to be furnished hereunder do not misappropriate or violate the intellectual property or contractual rights of any third party, and the use by the Company of the work product to be furnished hereunder for any purpose will not infringe, misappropriate or violate the intellectual property or contractual rights of any third party;

(f)	Contractor has full power to enter into this Agreement and to carry out Contractor's obligations hereunder and to grant the rights herein granted to Company;
(g)

Contractor and Principal are each competent to perform the Contractor's Services contemplated herein and has the necessary qualifications including the knowledge, skill and ability to render such services;

(h)	neither this Agreement nor Contractor's Services are subject to any union or collective bargaining agreement, and will not become so subject;

(i)

Contractor is solely responsible for and shall pay all sums due any and all parties engaged by Contractor (including, for greater certainty, the Principal) in connection with the Contractor's Services to be provided under this Agreement.; and

(j)	Neither the Contractor nor any of its directors, officers or employees or agents, consultants or representatives, including the Principal:
i.

has violated, and the Contractor's execution and delivery of and performance of its obligations under this Agreement will not violate, any laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licences issued thereunder in each case to which either Company or the Contractor is subject;

ii.

has, in the course of its actions for, or on behalf of, Company (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (C) violated or taken any act that would violate any provision of the Corruption of Foreign Public

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Officials Act (Canada) ("CFPOA"), the Foreign Corrupt Practices Act of 1977 (United States) ("FCPA") or other similar laws of other jurisdictions, (D) violated or taken any act that would violate any provision of the Bribery Act (U.K.) or other similar laws of other jurisdictions, (E) violated or taken any act that would violate the Special Economic Measures Act (Canada) ("SEMA") or other similar laws of other jurisdictions, or (F) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) ("FACFOA") or other similar laws of other jurisdictions, in each case to which the Contractor is subject;

iii.

has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign laws;

iv.

is a "specially designated national" or "blocked person" under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC"), a person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian,

United States or foreign laws; or

v.

has engaged in any business with any person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person to engage under Law or under applicable United States sanctions administered by OFAC.

11.	RESPONSIBILITY FOR TAXES, FILINGS AND PAYMENTS

Contractor shall be responsible to pay all taxes whatsoever, (other than those payable by Company in respect of fees for services provided), related to premiums, levies, customs, duties, excise, value added assessments and all other taxes which may become payable to any taxing authority in respect of the payments made under this Agreement. Without limiting the generality of the foregoing, Contractor will be wholly responsible for complying with, and submitting the requisite filings and payments under applicable federal, state, municipal or local law, including but not limited to income tax, workers compensation, and health insurance legislation, and local taxing legislation; and including but not limited to equivalent or similar applicable legislation of any government entity, agency, ministry or collecting body having jurisdiction in relation to Contractor.

12.	NOTICES

Any consent, approval, notice, request, or demand required or permitted to be given by one party to the other shall be in writing (including, without limitation, facsimile communications) to be effective and shall be deemed to have been given upon receipt (in the case of personal delivery) or upon delivery when emailed as follows:

a)	If to the Company, to it at:

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Kelly D. Fair, Esq US General Counsel

35715 US-40 STE D102

Evergreen, CO 80439 contracts@canopygrowth.com

b)	If to the Contractor, at:

151 N. Nob Hill Road Ste 392 Plantation, FL. 33324 jgrant@thebrandhousegroup.com or such other address or email address as may have been designated by written notice.

Any consent, approval, notice, request or demand aforesaid if delivered or emailed shall be deemed to have been given on the date of such delivery or email transmission. Any such delivery shall be sufficient, inter alia, if left with an adult person at the above address of the Contractor in the case of the Contractor, and if left with the receptionist at the above address of the Company in the case of the Company. The Company or the Contractor may change its or the Contractor's address for service, from time to time, by notice given in accordance with the foregoing.

13.	ASSIGNMENT/SUBCONTRACTING

Neither the rights nor obligations under this agreement shall be assigned or otherwise disposed of without the prior written consent of the non-assigning party. Notwithstanding same, Company may assign this Agreement to Growth, and Growth may assign this Agreement to any subsidiary thereof.

14.	GENERAL CONTRACT TERMS

The Parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other actions and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

This Agreement shall enure to the benefit of and be binding upon the parties and their respective legal personal representatives, heirs, executors, administrators or successors.

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Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of the United States.

The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word "person" shall include an individual, a trust, a partnership, a body corporate, an association or other incorporated or unincorporated organization or entity.

When calculating the period of time which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, then the time period in question shall end on the first business day following such non-business day.

Any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

15.	ENTIRE AGREEMENT

This agreement and the schedules attached hereto contain the entire understanding and agreement between the parties hereto with respect to the services of the Contractor and the subject matter hereof and any and all previous agreements and representations, written or oral, expressed or implied, between the parties hereto or on their behalf, relating to the services of the Contractor and the subject matter hereof, are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements and representations. Except as provided herein, no amendment or variation of any of the provisions of this agreement shall be valid unless made in writing and signed by each of the parties hereto.

16.	SEVERABILITY

In the event that any provision herein or part thereof shall be deemed void, invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, the agreement shall continue in force with respect to the enforceable provisions and all rights accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision, shall, to the extent permitted

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by law, be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal or unenforceable provision.

17.	INDEPENDENT LEGAL ADVICE

Contractor acknowledges that Contractor is aware that Contractor has the right to obtain independent legal advice before signing this agreement. Contractor hereby acknowledges and agrees that either such advice has been obtained or that Contractor does not wish to seek or obtain such independent legal advice. Contractor further acknowledges and agrees that Contractor has read this agreement and fully understands the terms of this Agreement and further agrees that all such terms are reasonable and that Contractor signs this agreement strictly voluntarily and without duress.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

) CANOPY GROWTH USA, LLC

)

)

)/s/ Phil Shaer

) Per:c/s

)Phil Shaer

) Brand House Group, N.A. Corporation

)

)

)

)

)/s/ Julious Grant

Witness	) c/s Julious Grant - President

SIGNED, SEALED & DELIVERED)

in the presence of:)

)

)

)

)

/s/ Julious Grant

Witness) s/s

Julious Grant

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Schedule "A"

Confidentiality and Assignment of Property Rights Agreement

I am the Principal of BRAND HOUSE GROUP, N.A. CORPORATION (the "Contractor"), which provides contract services to Canopy Growth USA, LLC and its affiliates (collectively, the "Company") pursuant to a Services Agreement dated September 24, 2020, (the "Contract Services Agreement"). Pursuant to the terms of the Contract Services Agreement, Contractor has agreed to obtain, for the benefit of Company, a written agreement from each employee of Contractor who provides services to Company under the Contract Services Agreement. I will be providing services to Company on behalf of Contractor pursuant to the terms of the Contract Services Agreement (the "Relationship").

Therefore, in consideration of my Relationship, and in consideration of my employment with Contractor, including my receipt of the compensation now and hereafter paid to me by the Contractor in relation to the services I perform during the Relationship, and in consideration of the mutual covenants contained herein, I agree to the following:

1.	Confidential Information

"Confidential Information" covered by this Agreement means (a) trade secrets; (b) proprietary information that does not rise to the level of a statutorily protectable trade secret that is made the property of the Company through positive operation of law in the form of this mutual agreement of the parties; or (c) information that is otherwise legally protectable.

Confidential Information includes but is not limited to: Assigned Inventions (as defined in Section

6 below), knowledge, data, information, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and inventions, whether or not patentable and whether or not copyrightable.

By way of example, Confidential Information includes, but is not limited to the following, to the extent such information is not publicly known or disclosed: information relating to the Company's products, services, and methods of operation; the identities and job-specific responsibilities and competencies of the Company's employees; the names and contact information for the decisionmakers at actual and potential customers and suppliers and their budgets, buying needs, history of sales, buying and selling habits, special needs, specific criteria for bids and purchase orders; chemical formulae; financial information, operating and cost data; research databases; selling and pricing information; budgeting, business, and marketing plans; and information concerning potential acquisitions, dispositions, or joint ventures; and privileged information, including communications with or advice received from professional advisors, such as legal counsel and financial advisors. The foregoing are only examples of Confidential Information.

As used herein, the term "Affiliate" includes any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

2.	Exceptions to Confidential Information

Notwithstanding the definition set forth in Section 2, Confidential Information does not include information that Principal can show by competent proof was:

(a)generally known to the relevant public at the time of disclosure, or became generally known after disclosure to Employee without breach by Employee of any obligation of confidentiality or non-use;

(b)lawfully received by Principal from a third party without breach of any confidentiality obligation;

(c)	known to Principal prior to receipt from the Company; or

(d)independently developed by Principal or independent third parties without breach by Principal or any third party of any obligation of confidentiality or non-use.

Confidential Information also does not include information which, pursuant to applicable law, Principal has a specific right to disclose, but only to the extent of disclosure permitted by such applicable law.

3.	Record Keeping; Disclosure of Inventions

During the Relationship, Principal will keep complete and accurate accounts, notes, data, and records regarding all inventions, discoveries, ideas, designs, works of authorship, formulas, processes, compositions of matter, software (including source and object code), databases, know- how and trade secrets, inventions, techniques, and improvements that Principal develops, invents, makes, creates, conceives, or reduces to practice, either alone or jointly with others, during the Relationship, whether or not in the course of Principal's employment, and whether or not patentable, copyrightable, or protectable as trade secrets (collectively, "Inventions"). During the period of the Relationship and for a period of six (6) months after termination, without additional compensation, Principal will promptly disclose to the Company fully and in writing all such Inventions and all such accounts, notes, data, and records. Any such accounts, notes, data, and records that relate to Assigned Inventions (as defined below) shall be the property of the Company, and upon request, Principal will promptly surrender the same to the Company.

4.	Works Made for Hire

Principal acknowledges and agrees that all original works of authorship which are made by Principal (solely or jointly with others) within the scope of Principal's employment with the Contractor under the Relationship and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101), provided that the foregoing provision shall not apply to the extent it may deem Principal to be an employee of the Company for purposes of workers compensation, unemployment insurance, or withholding or reporting of income. In addition, if any original works of authorship which is made by Principal within the

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scope of Principal's service and which is protectable by copyright is not considered "work made for hire", then Principal hereby assigns all my right, title, and interest in and to such work of authorship to the Company.

5.	Assignment of Inventions

Principal hereby acknowledges and agrees that Inventions conceived, made, invented, created, developed, or reduced to practice by Principal, either alone or jointly with others, during the Relationship, whether or not in the course of employment which (i) relate at the time of conception or reduction to practice of the Invention to the Company's business, actual, demonstrably anticipated research, or invention of the Company; (ii) result from any work performed by Principal for the Company; (iii) were otherwise the company's property; or (iv) developed using the Company's property (collectively, the "Assigned Inventions"), are and will continue to be the sole and exclusive property of the Company pursuant to this Agreement and without further action required by either party. Principal hereby irrevocably assigns all Assigned Inventions to the Company. Principal recognizes and understands that this Agreement does not require assignment of any Inventions that Principal develops entirely on Principal's own time without using any of the Company's equipment, supplies, facilities, or Confidential information.

6.	Prior Inventions

Attached hereto as Appendix B is a list describing all original works of authorship, Inventions, and trade secrets which were made by Principal or acquired by Principal prior to the date of this Agreement, which belong to Principal, and which are not assigned to the Company ("Prior Inventions"). If disclosure of any such Prior Invention would cause Principal to violate any prior confidentiality agreement, Principal understands that he or she is not to list such Prior Inventions in Appendix B, but only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason. If no such list is attached, Principal represents that no such Prior Inventions exist. Principal acknowledges and agrees that if Principal uses any of Principal's Prior Inventions in the scope of the Relationship, or includes or incorporates any Prior Invention in any Assigned Invention, product, process, machine, or service of the Company, Principal hereby grants to the Company a perpetual, irrevocable, nonexclusive, worldwide, fully-paid, and royalty-free license (with the right to sublicense through multiple tiers of sublicensees), without any further action required by either party, to use, disclose, make, have made, sell, copy, distribute, modify, and create works based on, perform, or display such Prior Inventions. Principal agrees that he or she will not use any of his or her Prior Inventions in the scope of the Relationship, or include or incorporate any Prior Invention in any Assigned Invention, product, process, machine, or service of the Company, or permit them to be used or included in any Assigned Invention, product, process, machine, or service of the Company, without the Company's prior written consent. If, at any time, a court or other tribunal rules that Principal's assignment under this paragraph is ineffective or unenforceable for any reason, Principal agrees to perform all actions necessary to assign the Assigned Inventions.

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7.	Labor Code Section 2870 Notice

Principal recognizes and understands that this Agreement does not apply to any Invention which qualifies fully as a nonassignable invention under Section 2870 of the California Labor Code or equivalent laws of other states, if applicable. If Principal is or becomes a resident of California, Principal has reviewed the notification on Appendix A ("Limited Exclusion Notification") and agrees that the Principal's signature acknowledges receipt of the notification. The Principal acknowledges and agrees that Principal shall not acquire any right, title, or interest in or to the Confidential Information or Assigned Inventions.

8.	Assignment of Other Rights

In addition to the foregoing assignment of Assigned Inventions to the Company, Principal hereby irrevocably transfers and assigns to the Company: (a) all past, present, and future patent rights, copyrights, trade secret rights, and other intellectual property rights, including but not limited to rights in databases, in any jurisdiction throughout the world, in and to all Assigned Inventions, along with any patents and any other registrations of, and any patent applications and other applications to register, any of the foregoing (collectively, "Intellectual Property Rights"); and

(b) any and all Moral Rights (as defined below) that Principal may have in or with respect to any Assigned Inventions and any Intellectual Property Rights therein or thereto. If any Assigned Inventions or Intellectual Property Rights therein or thereto, or any Moral Rights, cannot (as a matter of law) be assigned to the Company, then (i) Principal unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights, and (ii) to the extent Principal cannot (as a matter of law) make such waiver, Principal unconditionally grants to the Company an exclusive, perpetual, irrevocable, worldwide, fully-paid, and royalty-free license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights to (x) reproduce, create derivative works of, distribute, publicly perform, publicly display, and otherwise use the Assigned Inventions in any medium or format, whether now known or hereafter discovered; (y) use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Assigned Inventions; and (z) exercise any and all other present or future rights in the Assigned Inventions without any restriction. As used herein, "Moral Rights" means any rights to claim authorship of or credit on Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to the Company under Sections 6 or 7, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to the Company under Sections 6 or 7, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

9.	Assistance/Power to Act

Principal agrees to assist the Company in every proper way, to obtain for the Company and enforce the Company's rights, title, and interest in and the Assigned Inventions and the Intellectual Property Rights therein and thereto, and other legal protections for the Company's Assigned Inventions, in any and all countries. To that end, Principal will execute any documents that the Company may reasonably request for use in obtaining or enforcing such Intellectual Property

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Rights and other legal protections. Principal hereby assigns all of his or her right, title, and interest in and to any particular Assigned Invention to a third party, including, without limitation, the United States of America, as directed by the Company. Principal's obligations under this paragraph will continue beyond the termination of the Relationship, provided that the Company will compensate Principal at a reasonable rate after such termination for time or expenses actually spent by Principal at the Company's request on such assistance. Principal appoints the Secretary of the Company as Principal's attorney-in-fact to execute documents on Principal's behalf for this purpose. Principal will assist the Company in defending against any claim, action, or dispute alleging that any Assigned Invention infringes upon any third party's Intellectual Property Rights.

10.	Non-Disclosure and Non-Use of Confidential Information

At all times during and subsequent to the termination of the Relationship, Principal shall keep and hold Confidential Information in strict confidence and trust. Principal shall not use, disclose, copy, reverse-engineer, distribute, lecture upon, publish, gain unauthorized access to, or misappropriate any Confidential Information without the prior written consent of the Company, except as may be necessary to perform Principal's duties as an employee of the Company for the benefit of the Company.

Notwithstanding Principal's confidentiality obligations, Principal is permitted to disclose Confidential Information that is required to be disclosed pursuant to judicial order or other legal mandate, provided that Principal has given the Company prompt notice of the disclosure requirement, and that Principal fully cooperates with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure. Nothing in this Agreement prohibits or restricts Company employees from at any time: (a) providing information related to alleged misconduct to the U.S. Securities and Exchange Commission or any other federal, state, or local regulatory or law enforcement body, or from participating in any government investigation; or (b) engaging in protected concerted activity under the National Labor Relations Act.

11.	Company Property

Principal agrees that all materials, documents, and data pertaining to the business of the Company that come into Principal's possession by virtue of the Relationship are the property of the Company. Upon the termination of the Relationship for any reason, Principal will deliver to the Company (and will not keep in Principal's possession or deliver to anyone else) the originals and all copies of such documents and materials and any other property of any nature belonging to the Company or relating to the Company's business in Principal's possession, custody, or control, including all forms of Confidential Information. If, at the time of termination, Principal has Confidential Information stored in his or her personal computer or any mobile, cloud, or other storage medium, he or she shall so advise the Company. Principal will not delete this information, and will work with the Company to ensure that the location of all such information is fully disclosed to the Company, retrieved by the Company in a forensically sound manner, and is permanently deleted by the Company or its designee. In the event of the termination of the Relationship, Principal agrees to complete, sign and deliver to the Company the "Termination Certificate" attached hereto as Appendix C, confirming Principal's agreement to honor Principal's

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responsibilities contained in this Agreement after departure. Notwithstanding the foregoing, Principal shall be entitled to keep personal copies of (i) Principal's compensation records and (ii) this Agreement.

12.	Third-Party Information

Principal understands, in addition, that the Company has received and, in the future, will receive from third parties confidential or proprietary information ("Third-Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Relationship and thereafter, Principal will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with Principal's work for the Company) or use, except in connection with Principal's work for the Company, Third-Party Information unless expressly authorized by an officer of the Company in writing.

13.	DTSA Notification

Notwithstanding the foregoing, or any contrary provision of this Agreement, under the Defend Trade Secrets Act of 2016, Principal shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or a local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Principal does not disclose the trade secret except pursuant to a court order. Principal understands that in the event that disclosure of Company trade secrets was not done in good faith pursuant to the above, Principal will be subject to substantial damages, including punitive damages and attorneys' fees.

14.	Non-Disparagement

Principal agrees that from and after the date Principal executes this Agreement (including following the date on which the Relationship ends for any reason), Principal will not make any negative, disparaging, or untrue statement concerning the Company and/or its parents, subsidiaries, or Affiliates or any of their respective officers, owners, directors, partners, members, shareholders, clients, investors, or employees to others or communicate with any representative of the media concerning the foregoing persons. Nothing in this provision prevents Principal from disclosing information about unlawful acts in the workplace; testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents in response to a court order, subpoena, or written request; testifying truthfully under oath pursuant to any lawful court order or subpoena; or otherwise responding to or providing disclosures required by law, or in connection with a government investigation.

15.	No Breach of Prior Agreement

Principal represents that Principal's performance of all the terms of this Agreement and

Principal's duties as an employee of the Company will not breach any invention assignment,

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proprietary information, confidentiality, or similar agreement with any former employer or other party. Principal represents that he or she will not bring to the Company or use in the performance of Principal's duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

16.	Injunctive Relief

Principal understands that in the event of a breach or threatened breach of this Agreement by Principal, the Company will suffer irreparable harm and will therefore be entitled to temporary and permanent injunctive relief, without posting of bond, to enforce this Agreement. Principal also understands that in the event of breach of this Agreement, the Company may pursue any and all available legal remedies, including monetary damages.

17.	Governing Law; Severability

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Principal is domiciled at the time the Relationship terminates, without reference to any choice of law rules that may cause the application of the law of any other jurisdiction.

If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

18.	Entire Agreement

This Agreement, its Appendices, and the documents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19.	Assignment of Agreement

Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company. The provisions of this Agreement shall survive the termination of The Relationship and the assignment of this Agreement by the Company.

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20.	Amendment and Waivers

This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment, waiver, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against whom enforcement is sought. Where such an amendment, waiver, or modification is sought from the Company, it must be signed by the General Counsel. Any amendment, waiver, or modification effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

Execution

PRINCIPAL HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS.

October

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the th day of, 2020.

SIGNED, SEALED AND DELIVERED in)

the presence of:)

)

/s/ Julious Grant

)

Witness)

)

Julious Grant

Canopy Growth USA, LLC.

/s/ Phil Shaer

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APPENDIX "A" TO

PROTECTION OF BUSINESS INTERESTS AGREEMENT

LIMITED EXCLUSION NOTIFICATION APPLICABLE FOR CALIFORNIA THE EMPLOYEES ONLY

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1.Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

2.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Dated:

Signature: Name:

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APPENDIX "B" TO

PROTECTION OF BUSINESS INTERESTS AGREEMENT

PREVIOUS DEVELOPMENTS

The following is complete list of all Developments that I have conceived, developed, or reduced to practice prior to the commencement of my engagement by or with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement.

□	No inventions

Had previously developed a sports CBD topical idea/concept where we would partner with former and current professional athletes to manage pain and discomfort

See below:

10-16-2020

Dated:

Signature:

Julious Grant

/s/ Julious Grant

Name:

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APPENDIX "C"

TO INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

Termination Certificate

To:     Canopy Growth Corp. ( the "Company")

Re:     Intellectual Property and Confidential Information Agreement (the "Agreement")

between the Company and the undersigned employee.

This is to certify that I do not have in my possession, nor have I failed to return, nor have a transferred to any third party, any confidential or proprietary information belonging to the Company, its subsidiaries, affiliates, successors, assigns, clients, customers or stakeholders, including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items. I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any Developments, inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers or stakeholders, subject to the limited exceptions provided pursuant to the Defend Trade Secrets Act of 2016 specified in the Agreement.

Date: Signed:

10-16-2020

/s/ Julious Grant

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